PRESS RELEASE
Clorox Reports Q3 Fiscal Year 2022 Results, Updates Outlook

OAKLAND, California, May 2, 2022 — The Clorox Company (NYSE: CLX) today reported results for the third quarter of fiscal year 2022, which ended March 31, 2022.

Third-Quarter Fiscal Year 2022 Summary

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2021 unless otherwise stated.

•Net sales increased 2% to $1.8 billion compared to flat sales in the year-ago quarter. Net sales growth reflects higher shipments across all reportable segments. Organic sales1 also grew 2%. The three-year average growth rate for net sales was up 5%.

•Gross margin decreased 760 basis points to 35.9% from 43.5% in the year-ago quarter, due mainly to higher manufacturing and logistics and commodity costs, partially offset by the benefits of pricing and cost savings initiatives.

•Diluted net earnings per share (diluted EPS) increased 347% to $1.21 from a 49-cent loss in the year-ago quarter, due mainly to the noncash impairment in the Vitamins, Minerals and Supplements business during the year-ago period.

•Adjusted EPS1 decreased 19% to $1.31 from $1.62 in the year-ago quarter, due mainly to lower gross margin, partially offset by lower advertising spending and higher net sales. This amount excludes 10 cents related to investments in the company’s long-term strategic digital capabilities and productivity enhancements.

•Year-to-date net cash provided by operations decreased 49% to $451 million from $893 million in the year-ago period.

“We saw continued strong demand for our products this quarter and delivered sequential gross margin improvement against the backdrop of a volatile and challenging environment,” said CEO Linda Rendle. “While cost inflation continues to increase and uncertainty remains, we’re seeing the strength and resiliency of our brands driving benefits across the business, and the actions we’re taking to rebuild margin are gaining momentum. We’re confident that our strategic choices and focus on operational performance position us well over the long term to create value for all our stakeholders.”

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights

The following are highlights of business and ESG achievements in the third quarter:

•Grew overall market share, including a third straight quarter of double-digit gains for Clorox disinfecting wipes.
•Continued to execute cost-justified pricing actions across the vast majority of the portfolio.
•Launched innovation including Kingsford flavor boosters for charcoal and pellet grills, building on our Kingsford Signature Flavors platform; Glad compostable drawstring bags in Canada; Glad to Be Green 50% ocean bound plastic recycled trash bags in Australia; and Glad ForceFlex Plus with Clorox trash bags in Eucalyptus and Peppermint fragrance, which taps into scent trends.

•Signed a multiyear agreement that makes Clorox the official cleaning and disinfecting product partner of ASM Global, a venue and event management company whose portfolio includes the Moscone Center, Barclays Center, Oakland Arena, McCormick Place and many other event spaces. ASM Global facilities will use Clorox disinfecting wipes, hand sanitizer and electrostatic sprayers to help provide cleaner and safer environments.
•Announced a new 12-year virtual power purchase agreement — the company’s second — supporting a continued commitment to 100% renewable electricity for the company’s U.S. and Canada operations.

•Named to the 2022 JUST Capital-CNBC list of America’s Most JUST Companies (announced Jan. 10) and Barron’s 100 Most Sustainable U.S. Companies list, as selected by Calvert Research (ranked No. 2 overall; announced Feb. 11).

Key Segment Results

The following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2021, unless otherwise stated.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)
•Net sales decreased 3%, with 3 points of benefit from pricing more than offset by 3 points of unfavorable mix and 3 points of higher trade spending.

◦Cleaning sales increased, driven primarily by higher volume and the benefit of pricing, partially offset by unfavorable mix. The volume increase was driven by strong market share growth behind superior merchandising execution, restored assortment and supply, and substantial innovation launched in the quarter, including Clorox® disinfecting mist, a nonaerosol spray-and-go product for hard and soft surfaces, with a reusable sprayer that reduces waste.

◦Professional Products sales decreased, as office occupancies and elective healthcare procedures remained low due to ongoing impacts from COVID-19.

◦VMS sales decreased, primarily due to lower volume of noncore brands.

•Segment pretax earnings increased 146% (or a 42% decrease on an adjusted basis2), primarily due to the noncash impairment of the VMS business in the year-ago period, partially offset by higher manufacturing and logistics costs and lower net sales.

2 Adjusted pretax earnings for the Health and Wellness segment is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Household (Bags and Wraps, Grilling, Cat Litter)
•Net sales were up 6%, reflecting increases in two of three businesses, driven primarily by 4 points from the benefit of pricing and a 2-point increase in volume.

◦Bags and Wraps sales increased, mainly behind higher volume driven by distribution gains, innovation with experiential platforms such as Glad ForceFlex Plus with Clorox trash bags in Eucalyptus and Peppermint scent, and the benefit of pricing.

◦Grilling sales decreased, mainly from lower shipments due to lapping strong year-ago demand, partially offset by the benefit of pricing.

◦Cat Litter sales increased, primarily due to higher volume driven by Fresh Step Outstretch innovation and continued growth in the e-commerce channel as well as the benefit of pricing.

•Segment pretax earnings decreased 5%, primarily due to higher commodity as well as manufacturing and logistics costs, partially offset by higher net sales and lower advertising spending.

Lifestyle (Food, Natural Personal Care, Water Filtration)

•Net sales increased 4%, reflecting growth in all three businesses. The increase was driven primarily by 6 points of volume growth, which was partially offset by 2 points of unfavorable price mix.

◦Food sales were up, mainly due to the benefit of pricing.

◦Natural Personal Care sales growth was driven primarily by strong consumption, innovation and expanded distribution, partially offset by unfavorable price mix behind strong shipments in the club channel.

◦Water Filtration sales were up behind household penetration gains — reaching the highest level in eight years — and share growth due to new distribution.

•Segment pretax earnings decreased 3%, mainly due to higher commodity as well as manufacturing and logistics costs, partially offset by lower advertising spending and higher net sales.

International (Sales Outside the U.S.)

•Net sales increased 1%, driven by 4 points of price mix and 2 points of higher volume, primarily from cleaning and disinfecting and cat litter products, which were partially offset by 5 points of unfavorable foreign exchange. Organic sales growth was 6%.

•Segment pretax earnings increased 3%, largely from net sales growth, which was partially offset by higher commodity costs.

Fiscal Year 2022 Outlook

The company updated its outlook to reflect the following:

•Net sales are still expected to decrease 1% to 4% (organic sales decrease of 1% to 4%), reflecting a 7% sales decrease in the first half of fiscal year 2022 as the company lapped 27% growth in that period and sales growth in the back half of this fiscal year.

•Gross margin is now expected to decrease up to 800 basis points, primarily due to higher than previously anticipated commodity and manufacturing and logistics costs.

•Selling and administrative expenses are now expected to be at 14% to 15% of net sales, reflecting about 1 point of impact from the company’s strategic investments in digital capabilities and productivity enhancements.

•Advertising and sales promotion spending remains at about 10% of net sales, reflecting the company’s ongoing commitment to invest behind its brands.

•Effective tax rate continues to be between 22% and 23%, with the year-over-year increase primarily reflecting the lapping of several one-time benefits in the prior fiscal year.

•Diluted EPS is now expected to be between $3.60 and $3.85, or a decrease between 35% and 31%, respectively.

•Adjusted EPS is now expected to be between $4.05 and $4.30, or a decrease between 44% and 41%, respectively. The company’s adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements to provide greater visibility into the underlying operating performance of the business.

•Of the company’s approximately $90 million investment in long-term strategic digital capabilities and productivity enhancements in fiscal year 2022, about $73 million, or 45 cents, is still expected to flow through to the profit and loss statement, mostly in selling and administrative expenses.

Clorox Earnings Conference Call Schedule

At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its third-quarter fiscal year 2022 results.

At 5 p.m. ET today, the company will host a live Q&A audio webcast with CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.

Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.

For More Detailed Financial Information

Visit the company’s Quarterly Results for the following:

•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin driver information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2021 sales of $7.3 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation's New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron's 2022 100 Most Sustainable Companies list, 2022 Bloomberg Gender-Equality Index, the Human Rights Campaign's 2022 Corporate Equality Index and the 2021 Parity.org Best Places for Women to Advance list, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2021. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for the company’s products; and on worldwide, regional and local adverse economic conditions, including increased risk of inflation; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues and product shortages as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks relating to the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic continuing; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges relating to the carrying value of the company’s Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the operations of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, weather events or natural disasters, political instability or uncertainty, disease outbreaks or pandemics, such as COVID-19, and terrorism; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of macroeconomic and geopolitical trends and events, including the unfolding situation in Ukraine and its regional and global ramifications and the effects of inflation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the performance of strategic alliances and other business relationships; the company’s ability to attract and retain key personnel; the impact of Environmental, Social, and Governance issues, including those related to climate change and sustainability on our sales, operating costs or reputation; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

•This press release contains non-GAAP financial information related to organic sales growth/(decrease), adjusted EPS, and Health and Wellness adjusted segment pretax earnings decrease for the third quarter of fiscal year 2022 as well as organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2022.

•Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

•Organic sales growth/(decrease) outlook for fiscal year 2022 excludes the impact of foreign currency exchange rate changes, which the company currently expects to have only a limited impact on GAAP net sales growth/(decrease).

•Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.

•Adjusted effective tax rate is defined as the effective tax rate that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The company’s GAAP effective tax rate for the third quarter of fiscal year 2022 and 2021 was 23.9% and -1.4%, respectively. Adjusted effective tax rate for the third quarter of fiscal year 2021 was 23.2%, which reflects an increase of 24.6% related to the impact of a $329 noncash impairment charge in the third quarter of fiscal year 2021.

•Both adjusted EPS and adjusted effective tax rate are supplemental information that management uses to help evaluate the company's historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted effective tax rate may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted segment pretax earnings decrease is defined as a decrease in earnings (losses) before income taxes excluding the impact of certain nonrecurring or unusual items. Adjusted segment pretax earnings decrease for the Health and Wellness segment for the third quarter of fiscal year 2022 was 42%, which reflects a 188% deduction related to the impact of the $329 noncash impairment charge in the third quarter of fiscal year 2021 from the 146% GAAP pretax earnings increase in the Health and Wellness segment for the third quarter of fiscal year 2022. The percentage changes are compared to the year-ago period. Management believes that the presentation of the adjusted segment pretax earnings decrease for the Health and Wellness segment is useful to investors to assess operating performance on a consistent basis by removing the impact of charges it believes do not directly reflect the performance of the segment's underlying operations.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Digital Capabilities and Productivity Enhancements Investment

As announced in August 2021, the company plans to invest approximately $500 million over a five year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company’s enterprise resource planning system and transitioning to a cloud-based platform, as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company’s operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.

Of the total $500 million investment, approximately 55% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS over the course of the next five years. Approximately 70% of these incremental operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.

Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future, and are not considered representative of the company’s underlying operating performance, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended March 31, 2022
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(3)%	6%	4%	1%	2%
Add: Foreign Exchange	—	—	—	5	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(3)%	6%	4%	6%	2%

	Nine Months Ended March 31, 2022
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(11)%	(1)%	4%	1%	(4)%
Add: Foreign Exchange	—	—	—	3	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	(11)%	(1)%	4%	4%	(4)%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted Earnings Per Share
	Three Months Ended March 31
	2022	2021	% Change

As reported (GAAP)	$1.21	$(0.49)	347%
Digital capabilities and productivity enhancements investment (1)	0.10	—
VMS impairment (2, 3)	—	2.11
As adjusted (Non-GAAP)	$1.31	$1.62	(19)%

	Diluted Earnings Per Share
	Nine Months Ended March 31
	2022	2021	% Change

As reported (GAAP)	$2.91	$4.78	(39)%
Digital capabilities and productivity enhancements investment (1)	0.26	—
VMS impairment (2, 3)	—	2.10
Saudi JV acquisition gain (4)	—	(0.60)
As adjusted (Non-GAAP)	$3.17	$6.28	(50)%

(1) During the three and nine months ended March 31, 2022, the company incurred approximately $15 ($11 after tax) and $42 ($32 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three Months Ended	Nine Months Ended
	March 31, 2022
External consulting fees (a)	$10	$29
IT project personnel costs (b)	3	9
Other (c)	2	4
Total	$15	$42

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

(2) During the three and nine months ended March 31, 2021, noncash impairment charges of goodwill, trademarks and other assets were recorded of $329 ($267 after tax) related to the VMS SBU.

(3) The three months ended March 31, 2021 includes the dilution impacts of the difference between the diluted weighted-average shares used in calculating the diluted (losses) per share, as reported to the diluted weighted-average shares used in calculating the non-GAAP diluted earnings per share, as adjusted (127,108 shares).

(4) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

	Full Year 2022 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$3.60	$3.85
Digital capabilities and productivity enhancements investment (5)	0.45	0.45
As adjusted (Non-GAAP)	$4.05	$4.30

(5) In FY22, the company expects to incur approximately $73 ($55 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Media Relations
Naomi Greer, naomi.greer@clorox.com
David Kellis, david.kellis@clorox.com

Investor Relations
Kerry Pohlson, kerry.pohlson@clorox.com
Lisah Burhan, lisah.burhan@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three Months Ended		Nine Months Ended
	03/31/2022	03/31/2021	03/31/2022	03/31/2021
Net sales	$1,809	$1,781	$5,306	$5,539
Cost of products sold	1,160	1,007	3,429	3,008
Gross profit	649	774	1,877	2,531
Selling and administrative expenses	233	237	710	744
Advertising costs	153	200	502	566
Research and development costs	31	32	98	104
Goodwill, trademark and other intangible asset impairments	—	329	—	329
Interest expense	21	25	69	74
Other (income) expense, net	11	10	20	(85)
Earnings (losses) before income taxes	200	(59)	478	799
Income taxes	48	—	111	180
Net earnings (losses)	152	(59)	367	619
Less: Net earnings attributable to noncontrolling interests	2	2	6	6
Net earnings (losses) attributable to Clorox	$150	$(61)	$361	$613

Net earnings (losses) per share attributable to Clorox
Basic net earnings (losses) per share	$1.22	$(0.49)	$2.93	$4.86
Diluted net earnings (losses) per share	$1.21	$(0.49)	$2.91	$4.78

Weighted average shares outstanding (in thousands)
Basic	123,177	125,610	123,074	126,057
Diluted	123,877	125,610	123,943	128,030

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	3/31/2022	3/31/2021	% Change(1)	3/31/2022	3/31/2021	% Change(1)
Health and Wellness (2)	$662	$680	(3)%	$84	$(183)	146%
Household	539	510	6%	92	97	(5)%
Lifestyle	306	293	4%	66	68	(3)%
International	302	298	1%	31	30	3%
Corporate	—	—	—	(73)	(71)	3%
Total	$1,809	$1,781	2%	$200	$(59)	439%

	Net sales			Earnings (losses) before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2022	3/31/2021	% Change(1)	3/31/2022	3/31/2021	% Change(1)
Health and Wellness (2)	$2,055	$2,310	(11)%	$245	$315	(22)%
Household	1,404	1,421	(1)%	138	266	(48)%
Lifestyle	961	928	4%	239	259	(8)%
International (3)	886	880	1%	80	184	(57)%
Corporate	—	—	—	(224)	(225)	—
Total	$5,306	$5,539	(4)%	$478	$799	(40)%

(1) Percentages based on rounded numbers.
(2) The earnings (losses) before income taxes for the Health and Wellness segment includes $329 non-cash impairment charges for the Vitamins, Minerals and Supplements strategic business unit for the three and nine months ended March 31, 2021.

(3) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the nine months ended March 31, 2021, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

Condensed Consolidated Balance Sheets
Dollars in millions
	3/31/2022	6/30/2021	3/31/2021
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$241	$319	$492
Receivables, net	660	604	643
Inventories, net	803	752	688
Prepaid expenses and other current assets	165	154	139
Total current assets	1,869	1,829	1,962
Property, plant and equipment, net	1,312	1,302	1,251
Operating lease right-of-use assets	311	332	328
Goodwill	1,572	1,575	1,574
Trademarks, net	690	693	694
Other intangible assets, net	204	225	246
Other assets	364	378	386
Total assets	$6,322	$6,334	$6,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$395	$—	$—
Current maturities of long-term debt	600	300	300
Current operating lease liabilities	73	81	74
Accounts payable and accrued liabilities	1,575	1,675	1,445
Total current liabilities	2,643	2,056	1,819
Long-term debt	1,887	2,484	2,483
Long-term operating lease liabilities	288	301	305
Other liabilities	843	834	819
Deferred income taxes	85	67	77
Total liabilities	5,746	5,742	5,503

Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,195	1,186	1,190
Retained earnings	951	1,036	1,086
Treasury stock	(1,358)	(1,396)	(1,111)
Accumulated other comprehensive net (loss) income	(519)	(546)	(553)
Total Clorox stockholders’ equity	400	411	743
Noncontrolling interests	176	181	195
Total stockholders’ equity	576	592	938
Total liabilities and stockholders’ equity	$6,322	$6,334	$6,441